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                            ID BIOMEDICAL CORPORATION
                           RESTRICTED SHARE UNIT PLAN


1.                PURPOSE OF THE PLAN
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                  ID Biomedical Corporation (the "Company") hereby establishes a restricted share unit plan for Service Providers (as defined below) of the Company and its subsidiaries, to be known as the "ID Biomedical Corporation Restricted Share Unit Plan" (the "Plan"). The purpose of the Plan is to give to Service Providers, as additional compensation for services provided to the Company, the opportunity to participate in the progress of the Company and encourage share ownership by awarding such individuals RSUs (as defined below) in accordance with the terms and conditions of the Plan.

2.                DEFINITIONS

                  In this Plan, the following terms shall have the following meanings:

2.1 "Associate" means an associate as defined in the SECURITIES ACT (British Columbia).

2.2 "Award Date" means the date specified in a RSU Agreement as the date the RSUs described therein are awarded.

2.3               "Board" means the board of directors of the Company.

2.4 "Change of Control" means a transaction (or series of transactions) under which any person, or combination of persons in the opinion of the Board acting jointly or in concert, directly or indirectly, acquires, or becomes the legal or beneficial owner of, or acquires control or direction over the voting rights attached to, voting securities of the Company to which are attached more than 50% of the votes entitled to be voted for the election of directors of the Company (whether through the acquisition of previously issued voting securities or voting securities that have not been previously issued, or otherwise, or any combination thereof), or any other transaction having, in the view of the Board, a similar effect, including without limitation the acquisition, directly or indirectly, of more than 50% of the assets of the Company.

2.5               "Company" means ID Biomedical Corporation and its successors.

2.6 "Disability" means any disability with respect to a Grantee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Grantee from:

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             (a)  being employed by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he or she was last employed by the Company or its subsidiaries; or

             (b) acting as a director or an officer of the Company or its subsidiaries.

2.7 "Exchanges" means the Toronto Stock Exchange the Nasdaq National Market and, if applicable, any other stock exchange on which the Shares are listed.

2.8 "Grantee" means each of the Service Providers who are granted RSUs pursuant to this Plan and an RSU Agreement and their respective heirs, executors and administrators.

2.9               "Insider" means:

             (a) an insider as defined in the SECURITIES ACT (British Columbia), other than a person who is an insider solely by virtue of being a director or senior officer of a subsidiary of the Company; and

             (b) an Associate of any person who is an insider under subsection 2.9(a).

2.10 "person" includes an individual, firm, trust, trustee, syndicate, corporation, partnership, association, government or governmental agency.

2.11              "Plan" means this ID Biomedical Corporation Restricted Share
Unit Plan.

2.12 "RSU Agreement" means an agreement, in the form attached hereto as a schedule, whereby the Company awards RSUs to a Grantee.

2.13 "RSUs" means the number of restricted share units of the Company, at a particular time, which have been awarded and issued to Grantees in accordance with this Plan and an RSU Agreement, but which have not vested in accordance with the provisions of the Plan and the relevant RSU Agreement.

2.14 "Service Provider" means a director, officer, or employee of the Company or any of its subsidiaries.


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2.15              "Shares" means the common shares in the capital of the Company provided that, in the event of any adjustment pursuant to section 5, "Shares" shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

2.16 "Termination of Employment" means any situation where a Grantee ceases to be a Service Provider of the Company and all of its subsidiaries, as a result of resignation, termination with or without cause, retirement, death, Disability, separation or other means. For greater certainty, for purposes of this Plan, the date of a Grantee's Termination of Employment shall be:

             (a) in the case of a Grantee who lawfully or unlawfully ceases to be employed or engaged as a Service Provider of the Company and all of its subsidiaries as a result of resignation, the later of:

                  (i) the date on which the Grantee provides notice of his or her intention to resign his or her position with Company and all of its subsidiaries, and

                  (ii) the effective date of the resignation, if any, which is specified in the notice referred to in subsection 2.16(a)(i) above;

             (b) in the case of a Grantee who lawfully or unlawfully ceases to be employed or engaged as a Service Provider of the Company and all of its subsidiaries as a result of termination by the Company and/ or its subsidiaries (as the case may be) with or without cause, the later of:

                  (i) the date on which the Company and/or its relevant subsidiaries provide notice of such termination to the Grantee, and

                  (ii) the effective date of the termination, if any, which is specified in the notice referred to in subsection 2.16(b)(i) above; and

             (c) in the case of a Grantee who lawfully or unlawfully ceases to be employed or engaged as a Service Provider of the Company and all of its subsidiaries as a result of retirement, death, Disability, separation or any other means, the date on which such retirement, death, Disability, separation or other event occurs.

2.17 "Vesting Date" means in respect of any award of RSUs, the date or dates when such award is fully vested in accordance with the terms, conditions and restrictions of the Plan and the RSU


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Agreement, which shall be no later than the day that is the 10th anniversary of the Award Date.

2.18 "Vesting Period" means in respect of any award of RSUs, the period of time from the Award Date to the Vesting Date, both days inclusive, but in any event, shall not extend beyond the day that is the 10th anniversary of the Award Date.

3.                AWARD OF RESTRICTED SHARES

3.1               TERMS, CONDITIONS AND RESTRICTIONS

                  The Board may from time to time authorize the award and issuance of RSUs to Service Providers on such performance-based and/or timing-based terms, conditions and restrictions as it, in its discretion, deems advisable. No RSUs awarded under the Plan shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the Vesting Period applicable thereto.

3.2               LIMITS ON RSUS ISSUABLE

                  The maximum number of Shares issuable pursuant to RSUs awarded under this Plan shall be 2,850,000 or such additional amount as may be approved from time to time by the shareholders of the Company. The number of Shares issued to any one Grantee under the Plan, together with all of the Company's other previously established or proposed share compensation arrangements, shall not exceed 5% of the total number of Shares issued and outstanding on a non-diluted basis. The number of Shares which may be issued to Insiders under the Plan, together with all of the Company's other previously established or proposed share compensation arrangements, in aggregate, shall not exceed 10% of the total number of issued and outstanding Shares on a non-diluted basis. The number of Shares which may be issuable under the Plan, together with all of the Company's other previously established or proposed share compensation arrangements, within a one-year period:

             (a) to Insiders in aggregate shall not exceed 10% of the outstanding issue; and

             (b) to any one Grantee who is an Insider and any Associates of such Insider, shall not exceed 5% of the outstanding issue.

For the purposes of this section, Shares issued pursuant to an entitlement granted prior to the Grantee becoming an Insider may be excluded in determining the number of Shares issuable to Insiders. For the purposes of subsections 3.2(a) and 3.2(b) above, "outstanding issue" is determined on the basis of the


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number of Shares that are outstanding immediately prior to the Share issuance in question, excluding Shares issued pursuant to share compensation arrangements over the preceding one-year period.

3.3               RSU AGREEMENT

                  Each award of RSUs shall be confirmed by the execution of an RSU Agreement. The execution of an RSU Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan.

3.4               RIGHTS WITH RESPECT TO RSUS

                  RSUs are not Shares and will not entitle a Grantee to any shareholder rights, including without limitation, voting rights, dividend entitlement (except as described in section 5) or rights on liquidation.

3.5               COMPLETION OF VESTING PERIOD

                  Upon completion of the Vesting Period with respect to a particular award of RSUs to a Grantee, such RSUs shall be fully vested and the Company shall, as soon as reasonably practicable following the Vesting Date, issue and deliver to the Grantee share certificates representing a number of Shares equal to one Share for each RSU having so vested. No fractional Shares will be issued to any Grantee upon the completion of a Vesting Period. If any fractional interest in a Share would, except for the provisions of this section 3.5, be deliverable to a Grantee upon the completion of a Vesting Period, the number of Shares issued shall be rounded to the next lower whole number.

4.                TERMINATION OF GRANTEE

4.1 Upon the Termination of Employment of a Grantee, the following provisions shall apply:

         (a)      DEATH OR DISABILITY

                  If the Grantee ceases to be a Service Provider of the Company or its subsidiaries due to death or Disability each RSU held by the Grantee shall immediately vest as of the date of the Grantee's Termination of Employment; and


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         (b)      FOR CAUSE OR VOLUNTARY RESIGNATION

                  If the Grantee:

                    (i) lawfully or unlawfully ceases to be employed or engaged as Service Provider of the Company and all of its subsidiaries as a result of termination by the Company and/or its subsidiaries (as the case may be) with or without cause; or

                    (ii) lawfully or unlawfully ceases to be employed or engaged as a Service Provider of the Company and all of its subsidiaries due to voluntary resignation or retirement or any other cause other than death or Disability,

         each unvested RSU held by the Grantee shall be forfeited as of date of the Grantee's Termination of Employment.

4.2               EXCLUSION FROM SEVERANCE ALLOWANCE, RETIREMENT ALLOWANCE OR

                  If the Grantee retires, resigns or is terminated from employment or engagement with the Company or its subsidiaries, the forfeiture of a Grantee's RSUs pursuant to section 4.1 shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatever in respect of such Grantee.

5.                ADJUSTMENT OF NUMBER OF RSUs

5.1               SHARE REORGANIZATION

                  Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a "Share Reorganization") then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, the number of RSUs will be adjusted by multiplying (i) the number of RSUs awarded immediately before such effective date or record date by (ii) a fraction the numerator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization and the denominator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization.


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5.2               SPECIAL DISTRIBUTION

                  Subject to the prior approval of the Exchanges, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares;

         (a)      shares of the Company, other than the Shares;

         (b)      evidences of indebtedness;

         (c) any cash or other assets, excluding cash dividends (other than cash dividends which the board of directors of the Company has determined to be outside the normal course); or

         (d)      rights, options or warrants,

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a "Special Distribution"), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, the number of RSUs will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Shares as a result of such Special Distribution.

5.3               CORPORATE ORGANIZATION

                  Whenever there is:

         (a) a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in sections 5.1 or 5.2;

         (b) a consolidation, merger or amalgamation of the Company with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

         (c) a transaction whereby all or substantially all of the Company's undertaking and assets become the property of another corporation,

(any such event being herein called a "Corporate Reorganization") the Grantee will receive (at the times, and subject to the terms and conditions set out in the Plan), in lieu of the Shares which he or she would


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otherwise have been entitled to receive upon the vesting of the RSUs, the kind and amount of shares or other securities or property that he or she would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he or she had been the holder of all Shares issuable upon the vesting of the RSUs in question.

5.4               CHANGE OF CONTROL

                  Upon a Change of Control all unvested RSUs will be vested upon the completion of said Change of Control, or if a Change of Control is to occur, the Company may, by notice given to the Grantee, make all unvested RSUs vest, prior to the completion of the Change of Control.

6.                MISCELLANEOUS

6.1               FORM OF NOTICE

                  A notice given to the Company shall be in writing, signed by the Grantee and delivered to the Secretary of the Company.

6.2               RIGHT TO EMPLOYMENT

                  Neither this Plan nor any of the provisions hereof shall affect in any way the Grantee's right to continued employment with the Company or its subsidiaries or the Company's right to terminate such employment.

6.3               WITHHOLDING TAXES

                  The Company shall, to the extent permitted by applicable law, have the right to deduct from any payment of any kind otherwise due to a Grantee, any federal, state, provincial or local taxes of any kind required by applicable law to be withheld with respect to such Grantee's RSUs.

6.4               GOVERNMENT AND OTHER REGULATIONS

                  Notwithstanding any other provisions of the Plan, the obligations of the Company with respect to RSUs shall be subject to all applicable laws, rules and regulations, and such approvals by the Exchanges and any governmental agencies as may be required or deemed appropriate by the Company and accordingly, the Company reserves the right to delay or restrict, in whole or in part, the issuance or delivery of Shares issued under the Plan until such time as all such laws, rules and regulations have been met and all such approvals obtained.


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6.5               AMENDMENT AND WAIVER

                  The Company may from time to time amend any provisions of the Plan, subject to prior regulatory approval where required, but no such amendment can impair any of the rights of any Grantee with respect to any RSUs then outstanding.

6.6               NO ASSIGNMENT

                  No Grantee may assign any of his or her rights under the Plan.

6.7               CONFLICT

                  In the event of any conflict between the provisions of this Plan and a RSU Agreement, the provisions of this Plan shall govern.

6.8               TIME OF ESSENCE

                  Time is of the essence of this Plan and of each RSU Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

6.9               ENTIRE AGREEMENT

                  This Plan and the RSU Agreement sets out the entire agreement between the Company and the Grantees relative to the RSUs and supersedes all prior agreements, undertakings and understandings, whether oral or written.





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